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                                                                       EXHIBIT 3

                                 REVOCABLE PROXY
                          OF GOTHAM PARTNERS III, L.P.,
                         A NEW YORK LIMITED PARTNERSHIP

                        35,860 SHARES OF COMMON STOCK OF
                     TRANSCONTINENTAL REALTY INVESTORS, INC.

         Gotham Partners III, L.P., a New York Limited Partnership, as holder of the shares described above, revokes any previously executed proxies and appoints American Realty Investors, Inc. and Income Opportunity Realty Investors, Inc. as our proxy to act jointly to attend the Annual Shareholders' Meeting of Transcontinental Realty Investors, Inc. to be held at 1800 Valley View Lane, Suite 300, Dallas, Texas, on October 19, 2000, at 11:00 a.m. (CST), and any continuation or adjournment of that Shareholders' Meeting (the "Shareholders' Meeting") for the sole purpose of approving proposal one (to elect five Directors); proposal two (to approve the Director Stock Option Plan); proposal three (to approve the 2000 Stock Option Plan); and proposal four (to approve an amendment to the Articles of Incorporation to increase the number of authorized shares of common and preferred stock); all as more fully set forth in the Proxy Statement for such Annual Meeting attached hereto and made a part hereof (the "Proxy Statement"). This proxy shall be for no other or additional matters and shall be limited to proposals one through four as described in the Proxy Statement, without taking into account any amendments or supplements thereto. This proxy shall act in our stead and on our behalf to represent, vote, execute consents and otherwise to act for Gotham Partners III, L.P. (only as described above) in the same manner and with the same effect as if we were personally present.

         We authorize our proxy to substitute any other person to act under this proxy, to revoke any substitution and to file this proxy and any substitution or revocation with the corporation.

         This proxy and the authority represented by this proxy may be revoked at any time by the undersigned. Unless revoked, this proxy shall terminate on October 20, 2000, the day after the Shareholders' Meeting, or if the meeting is continued or adjourned, the day after the continuation or adjournment.

                                             GOTHAM PARTNERS III, L.P.,
                                             A NEW YORK LIMITED PARTNERSHIP

                                             By: Section H Partners, L.P.,
                                                 its general partner

                                             By: Karenina Corporation,
                                                 a general partner of Section H
                                                 Partners, L.P.


Date: 10/03/00                               By:   /s/ William Ackerman
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                                                   William Ackerman, President